UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

URBAN-GRO, INC.

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(Name of Registrant as Specified in Its Charter)

Not Applicable

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

URBAN-GRO, INC.

1751 Panorama Point
Unit G
Lafayette, Colorado 80026

Supplement to Proxy Statement for the Special Meeting of Shareholders to Be Held on June 3, 2026

This proxy statement supplement, dated May 29, 2026 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of urban-gro, Inc. (the “Company”), dated May 14, 2026 (the “Proxy Statement”), for the Company’s Special Meeting of Stockholders to be held on June 3, 2026 (the “Special Meeting”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

This Supplement Should Be Read in Conjunction with the Proxy Statement.
Except as Specifically Supplemented by the Information Contained Herein, This Supplement does not Modify any Other Information Set Forth in the Proxy Statement.

Updated Shares Outstanding

The following disclosure has been updated to reflect the correct number of outstanding shares of the Company’s common stock as of May 6, 2026 (the “Record Date”).

Who is entitled to vote at the Special Meeting and how many votes do they have?

Common stockholders of record at the close of business on May 6, 2026 (the “Record Date”), may vote at the Special Meeting. Each share of common stock has one vote. There were 1,404,499 shares of our common stock outstanding on the Record Date.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Special Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Special Meeting by using one of the methods described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Bradley J. Nattrass
Bradley J. Nattrass
Chairperson of the Board of Directors and
Chief Executive Officer
May 29, 2026